Exhibit 99.1

December 23, 2008

Peoples Bancorp of North Carolina, Inc. announces it has received $25.1 million as an approved participant in the U.S. Treasury Department TARP Capital Purchase Program.

(NEWTON, NC). Peoples Bancorp of North Carolina, Inc. (the “Company”) (Nasdaq: PEBK), the parent company of Peoples Bank (the “Bank”) announced today that it has received $25.1 million as an approved participant in the U.S. Treasury Department’s TARP Capital Purchase Program. The Company issued 25,054 shares of, senior preferred stock and a related warrant for 357,234 shares of PEBK common stock, which represents 15% of the senior preferred stock or $3.8 million to the U.S. Treasury.

The CPP, created by the U.S. Treasury, is a voluntary program in which selected, healthy financial institutions are encouraged to participate. Approved use of the funds includes providing credit to qualified borrowers, either as companies or individuals, among other things. Such participation is intended to support the economic development of the community and thereby restore the health of the local and national economy.

Tony W. Wolfe, President and Chief Executive Officer of Peoples Bancorp, characterized the Company’s participation in the program by saying, “We are pleased that our financial strength qualified our Company to participate in the program. We view this as a vote of confidence in our Company, our management and our employees. Peoples Bank has been an active, community-based lender for 96 years. The TARP money will enable us to provide even greater support for the economic development of our communities.”

Before receiving the TARP funds, Peoples Bank was well-capitalized as measured by all regulatory guidelines. On September, 30, 2008, the Company’s Tier 1 Leverage Capital Ratio was 9.92%, and its Total Risk-Based Capital Ratio was 12.10%. Based on the September 30, 2008, financial statements, the addition of new capital through the Treasury’s CPP will increase the Company’s Tier 1 Leverage Capital Ratio to approximately 12.64% and Total Risk-Based Capital Ratio to approximately 15.10%.

The preferred stock issued by the Company will pay a 5% dividend for the first 5 years, after which the rate will increase to 9% if the Company does not redeem the preferred shares. These preferred shares do not carry voting rights, except in certain limited circumstances. The Company issued the preferred shares and warrants only to the U. S. Treasury, not to any other third parties. Terms and conditions of the transaction and the preferred stock will conform to those provided by the U.S. Treasury. A summary of the Capital Purchase Program can be found at the Treasury’s web site: www.ustreas.gov/initiatives/eesa.

Peoples Bank operates entirely in North Carolina, with 11 offices in Catawba County, one in Alexander County, three in Lincoln County, three in Mecklenburg County, one in Union County, one in Iredell County and one in Wake County. The Company’s common stock is publicly traded and is quoted on Nasdaq under the symbol “PEBK.”

For further information contact: Tony W. Wolfe, President and Chief Executive Officer, or A. Joseph Lampron, Executive Vice President and Chief Financial Officer of Peoples Bancorp of North Carolina, Inc. Phone: 828-464-5620. Fax: 828-465-6780.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time this release was prepared. These statements should be recognized by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” or variations of these words and similar expressions. Readers should not place undue reliance on forward-looking statements, as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the markets served by Peoples Bank; (2) changes in the interest rate environment; (3) general national, regional or local economic conditions being less favorable than expected that may result in, among other things, a deterioration in credit quality and the possible impairment of collectability of loans; (4) legislative or regulatory changes, including changes in accounting standards; (5) significant changes in the federal and state legal and regulatory environment and tax laws; (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations, and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission, including but not limited to, those described in the Peoples Bancorp of North Carolina, Inc. annual report on Form 10-K for the year ended December 31, 2007.